EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Stock Incentive Compensation Plan, the Amended and Restated 1989 Stock Option Plan, and the 401(K) Retirement Plan for Cost-U-Less, Inc., of our report dated February 23, 2001, except as to the information included under the caption "Restatement of Financial Information" in
Note 1, as to which the date is March 29, 2002, with respect to the consolidated financial statements and schedule of Cost-U-Less, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 30, 2001, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

Seattle, Washington
March 29, 2002